Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File Nos. 333-277188, 333-262835, 333-283848, 333-283904, 333-285030, 333-287341 and 333-293607) and in the Registration Statements on Form S-8 (File Nos. 333-269119, 333-280459 and 333-291322) of our report dated April 1, 2026, relating to the financial statements of Nexera Technologies Ltd (formerly Jeffs’ Brands Ltd) appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel

April 1, 2026